Exhibit 10.39

NOTE EXCHANGE AGREEMENT

Original Issuance Date: February 8, 2019	Principal Amount: $ 145,543.99

THIS PROMISSORY NOTE is duly authorized and validly Note of Guided Therapeutics, Inc., a Delaware corporation, (the "Company"), having its principal place of business at 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092.
THIS PROMISSORY NOTE is issued in exchange for three notes currently held by the creditor with a Principal Value of $107,500 and interest of $ 38,043.99 for a total of $145,543.99. These three notes were amended at a reduced interest rate on December 31 2016, but in return for this note exchange agreement, the Company will recognize the original interest rates in calculating the balance for the exchange. The three referenced notes and their amendments are attached to this Agreement as Exhibits 1-6.
FOR V ALOE RECEIVED in the form of the exchange for three previous notes described above and attached hereto, the undersigned promises to pay to FGP Protective Opportunity Master fund SPC abo FGP Protective Opportunity Master fund, SP ("Holder") the principal sum of One Hundred Forty Five Thousand Five Hundred Forty Three DOLLARS AND ninety nine CENTS ($145,543.99) and no fee or interest, for the total of One Hundred Forty five thousand Five Hundred Forty Three DOLLARS AND ninety nine CENTS ($ 145,543.99), in lawful money of the United States of America, at such place as Holder may designate in writing.
At the discretion of the Company, rather than paying the Holder in cash, this note can be exchanged for equity in a financing of at least $1,000,000 as follows:
a)
If the Holder elects to invest, at a minimum, the same amount as the balance of the note (including interest) into the new financing, the exchange will be into Series C3 Preferred Shares on a pro rata basis.

b)
If the Holder does not elect to invest in the new financing, each dollar of the balance of the note outstanding will be exchanged for two common shares and a warrant to purchase two common shares at market price. The warrants will expire in three years, will be subject to a vesting and buy back provisions the same as other warrant holders in the financing and will not have a cashless exercise option
Should the Company elect to pay the balance in cash, the note shall pay 6% annual interest and mature on the second anniversary of its execution.
All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest, if any; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

THIS PROMISSORY NOTE may be transferred to another party only upon written consent of Guided Therapeutics.
This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of laws that might otherwise govern under applicable principles of conflicts of law.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed the day and year first above written.

GUIDED THERAPEUTICS, INC.
By: /s/ Gene S. Cartwright
________________________
Gene S. Cartwright, CEO

Creditor:

By: /s/ Gregory Pepin
Gregory Pepin, General Manager

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